Exhibit (g)(7)

                          MEMORANDUM OF UNDERSTANDING

     This MEMORANDUM OF UNDERSTANDING is entered into as of November 10, 1999, among the counsel for plaintiffs ("Plaintiffs counsel") in the Actions (as defined herein), and the counsel for Comair Holdings, Inc. ("Comair"), the members of Comair's Board of Directors (the "Comair Board"), and Delta Air Lines, Inc. ("Delta"), respectively. Except as otherwise stated in this Memorandum of Understanding, capitalized terms herein have the meaning given them in the Agreement and Plan of Merger dated as of October 17, 1999 among Comair, Delta and Kentucky Sub., Inc. (the "Merger Agreement").

     WHEREAS, on October 18, 1999, Delta and Comair publicly announced that they had entered into the Merger Agreement; and

     WHEREAS, beginning on October 19, 1999 and thereafter, several class action lawsuits (the "Actions") on behalf of a putative class of Comair common stockholders were commenced in the Circuit Court of Kentucky for Boone County, where Comair is headquartered, and relating to the tender offer by Kentucky Sub, Inc. for shares of Comair and the subsequent merger of Kentucky Sub., Inc. with and into Comair, as set forth in the Merger Agreement (the "Transaction"); and

     WHEREAS the actions were consolidated by the Courts' Order entered November 2, 1999 under the caption In re Comair Holdings, Inc. Shareholder Litig., Case No. 99 CI 1213; and



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     WHEREAS also beginning on October 19, 1999 and thereafter, several class action lawsuits on behalf of a putative class of Comair common stockholders were commenced in the Supreme Court of the State of New York, Nassau County (the "New York Action"), the Circuit Court of Kentucky for Jefferson County (the "Jefferson County Actions"), and the Ohio Court of Common Pleas for Hamilton County (the "Ohio Action") and also relating to the Transaction; and

     WHEREAS the Actions, the New York Action, the Jefferson County Actions and the Ohio Action all seek injunctive and other equitable relief, monetary damages, and/or recission with respect to the Transaction based upon the allegations, inter alia, that the conduct of the members of the Comair Board in connection with the Transaction constituted a breach of their fiduciary duties to Comair and the Comair shareholders and that Delta allegedly aided and abetted such breaches of fiduciary duty; and

     WHEREAS Plaintiffs in the Actions, the New York Action, the Jefferson County Actions, and the Ohio Action continue to maintain that Defendants have committed and attempted to commit violations of law and breaches of fiduciary duty and have acted in an improper manner toward Comair shareholders; and

     WHEREAS Defendants deny that they have committed or have attempted to commit any violation of law or breach of duty, including breach of any duty to Comair or Comair shareholders, or have otherwise acted in any improper manner; and

     WHEREAS Plaintiffs' counsel in the Actions, the New York Action, the Jefferson County Actions, and the Ohio Action believe that time is of the essence if any




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settlement is to be meaningful for Comair shareholders because any meaningful equitable relief must occur before the November 19, 1999 date the Tender Offer will close, and because this Court has previously denied a motion by Plaintiffs in the Actions for a temporary injunction enjoining the Transaction and the Circuit Court in Jefferson County has previously denied a motion for a temporary restraining order enjoining the Transaction made by the Jefferson County plaintiffs; and

     WHEREAS the parties in the Actions, the New York Action, the Jefferson County Actions, and the Ohio Action have reached an agreement in principle providing for the proposed settlement of the Actions on the terms and conditions set forth below (the "Settlement"); and

     WHEREAS the parties in the Actions, the New York Action, the Jefferson County Actions, and the Ohio Action believe that the proposed Settlement is fair and in the best interests of the public shareholders of Comair;

     NOW THEREFORE, IT IS HEREBY AGREED IN PRINCIPLE AS FOLLOWS:

I.   PRINCIPAL TERMS OF SETTLEMENT

     As a result of the efforts of plaintiffs and Plaintiff's counsel in the Actions, the New York Action, the Jefferson County Actions, and the Ohio Action, their communications with Defendants through their counsel, and their litigation efforts, the parties agree in principle as follows:

     A. Subject to the approval of the respective boards of directors of Comair and Delta, the Defendants will modify the Transaction by amending the terms of Section 11.04[b] of the Merger Agreement to reduce the $50,000,000




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          termination fee payable to Delta under that Section (either because another bidder offers to pay a higher price or otherwise) to $0. If this change in the Merger Agreement is not made within four calendar days, this Memorandum of Understanding shall be null and void.

     B. Defendants shall provide Plaintiffs' counsel the opportunity to review and comment upon the disclosures contained in the publicly-filed disclosure documents relating to the Transaction, including those yet to be filed, and will make such additions and changes to these publicly filed disclosure documents as Defendants and Plaintiffs' counsel shall in good faith agree.

     C. Counsel for the Defendants shall meet with Plaintiffs' counsel and such experts as are retained by Plaintiffs' counsel and provide them with additional information concerning the Transaction, the considerations of the Comair board leading up to the entering of the Merger Agreement, and the strategic alternatives considered by the Comair board prior to entering the Merger Agreement. Such presentation shall demonstrate that the Comair board made substantial efforts to consider and pursue alternatives to selling Comair to Delta, and acted in the best interests of Comair shareholders in making the decision to enter into the Transaction. Plaintiffs agree that any information or material received by Plaintiffs' counsel shall be used solely for the purposes described in this paragraph and shall be held strictly confidential, provided, however, that Plaintiffs' counsel shall be free to disclose to




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          plaintiffs and the Court such information as Defendants and
          Plaintiffs' counsel shall in good faith agree.

     D. The Defendants shall provide Plaintiffs' counsel with the opportunity to review all documents considered by Comair's Board with respect to the Transaction and such other documents as Plaintiffs' counsel in the Actions and Defendants shall in good faith agree upon, and subject to agreement among counsel, shall provide members of the Comair Board and individuals from Delta involved in the Transaction for deposition. Should such discovery suggest facts inconsistent with those discussed in Paragraph C above, this Memorandum of Understanding shall be null and void.

     E. Defendants shall make arrangements so that Comair shareholders calling Morrow & Company, the information agent for the Offer, will, upon request, receive a copy of the provisions of the Kentucky Business Corporations Code governing the exercise of dissenters' rights to appraisal.

     F. Defendants shall make arrangements so that Comair shareholders calling Morrow & Company, the information agent for the Offer, and expressing concern about the tax consequences of the Transaction, will be advised to consult their tax advisor before making any decisions about how to treat the Transaction for tax purposes.




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     G.   To the extent that dissenters rights to appraisal are properly perfected by any Comair shareholder in connection with the Merger and remain unsettled in accordance with Kentucky law, Comair or is successors shall commence a proceeding, naming as parties all dissenters whose properly perfected demands for payment remain unsettled at that time. Accordingly, any evidence introduced in favor of any one dissenting shareholder's argument for a higher price may be considered in favor of all shareholders seeking a higher share price through appraisal. Comair or its successor shall pay to such dissenting shareholders the amount payable by it, as determined and assessed by the Court pursuant to any final judgment in such proceeding.

II.  STIPULATION OF SETTLEMENT

     The parties to the Actions will attempt in good faith to agree upon and execute an appropriate Stipulation of Settlement (the "Stipulation") and such other documentation as may be required in order to obtain Final Court Approval (as defined below) of the Settlement and the dismissal of all the pending actions upon the terms set forth in this Memorandum of Understanding (collectively, the "Settlement Documents"). The Stipulation will expressly provide for certification of a non-opt out settlement class, and the Settlement Agreement shall make clear that the right of any Comair shareholder to dissenters' statutory rights of appraisal shall be preserved. The Stipulation will also expressly provide for the settlement class to include all Comair shareholders from May 19, 1999 through and including the Effective Time as defined in the Merger Agreement




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(the "Class") and their successors in interest and transferees; for entry of a judgment dismissing the Actions "with prejudice" and without attorneys fees or costs to any party except as expressly provided herein; for a complete release and settlement of all claims of shareholders, whether asserted directly, derivatively or otherwise, against Defendants or any of their families, parent entities, affiliates, subsidiaries, predecessors, successors or assigns, and each and all of their respective past, present or future officers, directors, associates, stockholders, controlling persons, representatives, employees, attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, engineers, advisors or agents, heirs, executors, trustees, general or limited partners or partnerships, personal representatives, estates or administrators, which have been, or could have been, asserted, whether known or unknown and whether arising under federal, state or any other law (including, without limitation, the federal securities laws), relating to the Transaction, and the actions of the Comair Board (including each member of the Comair Board), Delta, or Kentucky Sub, Inc. relating to the Transaction, the related disclosure materials, the events described in such disclosure materials, disclosures, facts and allegations that are or could (insofar as such transactions, disclosures, facts and allegations relate to, or occurred in connection with, the subject matter of the Actions) be the subject of the Actions; that defendants have denied and continue to deny that they have committed or attempted to commit any violations of law or breaches of fiduciary duty; that Defendants are entering into the Stipulation solely because the proposed Settlement would eliminate the burden, inherent risk, and expense of further litigation, and is in the best interests of Comair and all its shareholders; and that




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any of the Defendants shall have the right to withdraw from the proposed
Settlement in the event that (x) any claims related to the Transaction or the subject matter of the Action (whether direct, derivative or otherwise) are pending or are commenced against any person in any court prior to Final Court Approval of the Settlement that have not been dismissed or stayed in contemplation of dismissal or (y) any of the additional conditions set forth in IV below shall not have been satisfied. The parties agree to use their good faith efforts to obtain the dismissal or stay in contemplation of dismissal of any action covered by clause (x) in the foregoing sentence and further agree that Defendants shall have the right to withdraw from this Memorandum of Understanding if such efforts do not result in the dismissal or stay in contemplation of dismissal of such an action.

III. NOTICE AND COURT APPROVAL

     Subject to prior Court approval of the Stipulation and the form of the Settlement Documents, the parties to the Actions will present the Settlement Documents to the Court for approval as soon as practicable following dissemination of appropriate notice of the proposed Settlement to Comair shareholders. The funds to pay the costs and expenses related to providing such notice will be paid by Defendants and shall not come from monies that otherwise would go to Comair shareholders. As used herein, "Final Court Approval" of the Settlement means that the Court has entered an Order approving the Settlement and that such Order is finally affirmed on appeal or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired. Subject to the terms and conditions of this Memorandum of




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Understanding and the contemplated Stipulation of Settlement, Plaintiffs counsel in the Actions, the New York Action, the Jefferson County Actions, and the Ohio Action will apply for an award of fees in an amount not exceeding in the aggregate $675,000 and an award of expenses in an amount not exceeding $75,000, which Defendants and other releasees will not oppose, to be paid by Defendants in the amount awarded by the Court within thirty days of such award. This fee and partial reimbursement of expenses will not come from monies that would otherwise go to Comair shareholders and shall be paid to the Law Offices of Richard B. Brualdi which shall have the responsibility for allocating it among Plaintiffs' Counsel.

IV.  OTHER CONDITIONS

     The consummation of the Settlement is subject to: (a) consummation of the Transaction as contemplated in the Merger Agreement; (b) the drafting and execution of the Settlement Documents and the other agreements necessary to effectuate the terms of the proposed Settlement; (c) the completion by Plaintiffs counsel of discovery in the Actions reasonably satisfactory to Plaintiffs' counsel; and (d) Final Court Approval (as defined above) of the Settlement and dismissal of the Actions with prejudice. This Memorandum of Understanding shall be null and void and of no force and effect if (i) any of these conditions are not met; (ii) Defendants withdraw from this Memorandum of Understanding as expressly permitted in this Memorandum of Understanding; or
(iii) Plaintiffs' counsel in the Actions determine that the Settlement is not fair and reasonable following additional discovery. In such an event, this Memorandum of Understanding shall not be deemed to prejudice in any way the positions of the parties with respect to the




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Actions and shall not entitle any party to recover any costs or expenses incurred in connection with the implementation of this Memorandum of Understanding.

V.   INTERIM STAY OF THE ACTIONS

     The parties agree that except as expressly provided herein, the Actions, the New York Action, Jefferson County Actions and the Ohio Action shall be stayed pending submission of the proposed Settlement to the Court for its consideration. Plaintiffs' counsel agrees that all Defendants' time to answer or otherwise respond to the complaints in these actions is extended for the duration of the stay. Counsel shall enter into such documentation as shall be required to effectuate the foregoing agreements.

VI.  MISCELLANEOUS

     (a) This Memorandum of Understanding may be executed in counterparts by any of the signatories hereto and as so executed shall constitute one agreement; (b) this Memorandum of Understanding and the Settlement contemplated by it shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky; (c) this Memorandum of Understanding shall be binding upon and inure to the benefit of the parties and their respective agents, executors, heirs, successors, and assigns, subject to the conditions set forth herein; (d) Plaintiffs and their counsel represent that none of the claims or causes of action asserted in the Actions have been assigned, encumbered or in any manner transferred, in whole or in part; (e) except as provided herein, or pursuant to the Kentucky appraisal statutes, no party shall bear any expenses, costs,




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          damages or fees alleged or incurred by any other party or their respective attorneys, experts, advisors, agents or representatives;
          (f) reasonably promptly following the execution of this Memorandum of Understanding by the parties, Defendants shall publicly disclose the terms of the proposed Settlement in a manner deemed reasonable by the Defendants; and (g) the provisions contained in this Memorandum of Understanding shall not be deemed a presumption, concession or admission by any party, including an admission of breach of duty, liability, default or wrongdoing as to any facts or claims alleged or asserted in the Actions, or in any other action or proceedings, and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in the Actions or in any other action or proceeding of any nature whatsoever.


BUSALD FUNK & ZEVELY, PSC


By: /s/ Andrew Busald
   ---------------------------------------
        Andrew Busald

226 Main Street
P.O. Box 6910
Florence, Kentucky 41022
(606)746-5287






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LAW OFFICES OF RICHARD B. BRUALDI


By: /s/ Richard B. Brualdi
   ---------------------------------------
        Richard B. Brualdi

29 Broadway, Suite 1515
New York, New York 10006
(212) 952-0602


GENE MESH & ASSOCIATES


By: /s/ Gene Mesh
   ---------------------------------------
        Gene Mesh
        R. Michael Phebus
        Michael B. Brautigam

2605 Burnet Avenue
Cincinnati, Ohio 45219
(513) 221-8800


SPECTER SPECTER EVANS & MANOGUE, P.C.


By: /s/ David Manogue
   ---------------------------------------
        David Manogue

Koppers Building, 26th Floor
Pittsburgh, Pennsylvania 15219
(412) 642-2300

Attorneys for Plaintiffs in the Actions


MIDDLETON & REUTLINGER


By: /s/ Charles G. Middleton, III
   ---------------------------------------
        Charles G. Middleton, III

2500 Brown & Williamson Tower
Louisville, Kentucky 40202
(502) 584-1135



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Of Counsel:


MILBERG WEISS BERSHAD HYNES & LERACH LLP
600 West Broadway, Suite 1800
San Diego, California 92101
(619) 231-1058



LAW OFFICES OF RICHARD D. KRANICH
120 Broadway, Suite 1016
New York, New York 10271
(212) 608-8965

Of Counsel:
SHEPARD & GELLER, LLC
7200 W. Camino Real, Suite 203
Boca Raton, Florida 33433
(561) 750-2000

Attorneys for Plaintiffs in the Jefferson County Actions


WEISS & YOURMAN


By: /s/ Joseph H. Weiss
   ---------------------------------------
        Joseph H. Weiss

551 Fifth Avenue
New York, New York 10176
(212) 682-3025

Of Counsel:

STULL STULL & BRODY
6 East 45th Street
New York, New York 10017
(212) 682-3025




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Attorneys for Plaintiffs in the New York Action


BERNSTEIN LIEBHARD & LIFSHITZ, LLP


By: /s/ Stanley D. Bernstein
   ---------------------------------------
        Stanley D. Bernstein

10 East 40th Street
New York, New York 10176
(212) 779-1414

Of Counsel:
STRAUSS & TROY
150 East Fourth Street
Cincinnati, Ohio 45202
(513) 621-2120

Attorneys for Plaintiffs in the Ohio Action


SHEARMAN & STERLING


By: /s/ Alan S. Goudiss
   ---------------------------------------
        Alan S. Goudiss

599 Lexington Avenue
New York, New York 10022
(212) 848-4000

Of Counsel:
KEATING, MUETHING & KLEKAMP, P.L.L.
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-6400





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Attorneys for Comair and the Members of the
Comair Board of Directors


DAVIS POLK & WARDWELL


By:  /s/ Dennis E. Glazer
   ---------------------------------------
         Dennis E. Glazer

450 Lexington Avenue
New York, New York 10017
(212) 450-4000

Of Counsel:

GRAYDON, HEAD & RITCHEY
8100 Burlington Pike
Florence, Kentucky 41042
(606) 282-8800

WYATT, TARRANT & COMBS
Citizens Plaza
Louisville, Kentucky 40202
(502) 589-5235




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